Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Arizona Dividend Advantage Municipal Fund 3
333-92290
811-21157

The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011; at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011 and then to January 31, 2012. The fundamental policy items were further adjourned to March 5, 2012 where the items were approved by shareholders.

Voting results for January 31 are as follows:

<c> Common and Preferred shares voting
together as a class
<c>  Preferred shares voting
together as a class
To approve the elimination of the
fundamental policies relating to the Funds ability to make loans.


   For
            2,279,256
               608,700
   Against
               239,195
                 91,800
   Abstain
               100,908
                 20,000
   Broker Non-Votes
               494,557
               202,749
      Total
            3,113,916
               923,249



To approve the new fundamental policy
relating to the Funds ability to make
loans.


   For
            2,260,006
               603,700
   Against
               255,195
                 96,800
   Abstain
               104,158
                 20,000
   Broker Non-Votes
               494,557
               202,749
      Total
            3,113,916
               923,249



Proxy materials are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-089999.